Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

R. R. DONNELLEY & SONS COMPANY

R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

1. The name of the Company is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is “Donnelley, Inc.”, pursuant to an original Certificate of Incorporation filed with the Secretary of the State on May 7, 1956.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation filed with the Secretary of State on July 25, 2007, as corrected by the Certificate of Correction of Restated Certificate of Incorporation filed with the Secretary of State on September 26, 2014 (as corrected or amended from time to time, the “Restated Certificate of Incorporation”).

3. The first sentence of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 167,000,000 shares which shall be divided into two classes as follows:

2,000,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

165,000,000 shares of Common Stock (Common Stock) of the par value of $0.01 per share.

4. Article Fourth of the Restated Certificate of Incorporation is hereby amended by adding the following paragraph following the first sentence thereof:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment dated September 30, 2016 to the Restated Certificate of Incorporation of the corporation, every three (3) shares of Common Stock, par value $0.01 per share either issued and outstanding or held by the corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive cash (without interest or deduction) from the corporation’s transfer agent in lieu of such fractional share interests, upon, where shares are held in certificated form the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ or any national securities exchange upon which the Common Stock is listed as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Stockholders who hold their shares of Common Stock in book entry form do not need to take any action in to receive shares of Common Stock reflecting the Reverse Stock Split or cash payments in lieu of fractional share interests, if applicable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

5. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6. This Certificate of Amendment shall be effective as of 12:02 a.m. Eastern Time on October 1, 2016.

IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by Suzanne S. Bettman, its Executive Vice President, Secretary; Chief Compliance Officer, this 30th day of September, 2016.

By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	Executive Vice President, Secretary; Chief Compliance Officer